Filed pursuant to Rule 433

Registration Statement No. 333-178546

January 10, 2012

Relating to Preliminary Prospectus Supplement

dated January 10, 2012

Final U.S. Term Sheet

Issuer:	Republic of Colombia

Transaction:	6.125% Global Bonds due 2041

Expected Issue Ratings*:	Baa3/BBB-/BBB-

Format:	SEC Registered

Issue and Payment Currency	U.S. dollars

Principal Amount:	U.S.$1,500,000,000

Issuer’s Upsize Option	The Republic reserves the right to increase the aggregate principal amount of the global bonds being offered by up to 5%, or U.S.$75,000,000, during Asian market hours on January 11, 2012.

Reopening:	The bonds constitute a further issuance of, and will form a single series with, the U.S.$ 1,000,000,000 6.125% Global Bonds due January 18, 2041 issued on October 20, 2009

Pricing Date:	January 10, 2012

Settlement Date:	January 27, 2012 (T+12)

Optional Redemption:	Make-whole at +25 bps

Maturity Date:	January 18, 2041

Interest Payment Dates:	January 18th and July 18th of each year, commencing July 18, 2012, to the holders of record on the January 3rd and July 3rd preceding each payment date

Benchmark Treasury:	3.75% due August 2041

Benchmark Treasury Yield:	3.014%

Spread to Benchmark Treasury:	+195 bps

Yield to Maturity:	4.964%

Coupon:	6.125%

Price to public:	117.738% not including accrued interest

Net Proceeds (before expenses) to Issuer:	U.S.$1,764,616,875 which includes accrued interest totaling U.S.$2,296,875 from January 18, 2012 to January 27, 2012 plus accrued interest, if any, from January 27, 2012

Day Count:	30/360

Denominations:	U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof

Listing and Trading:	Application will be made to list the Global Bonds on the official list of the Luxembourg Stock Exchange and to trade on the Euro MTF Market

Bookrunners:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Preliminary Prospectus Supplement:	http://sec.gov/Archives/edgar/data/917142/000119312512007370/d279280d424b3.htm

Clearing:	DTC

CUSIP/ISIN	195325BM6/US195325BM66

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or J.P. Morgan Securities LLC at

1-866-846-2874.